SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   May 16, 2006 (May 3, 2006)

Samsonite Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-23214	36-3511556
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

11200 East 45th Avenue, Denver, Colorado 80239

(Address of principal executive offices) (Zip Code)

(303) 373-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Samsonite Corporation

Current Report on Form 8-K

This amendment on Form 8-K/A amends Item 4.02 of Samsonite’s Form 8-K filed on May 9, 2006 to delete the statement that the quarterly periods within fiscal years 2004 and 2005 should not be relied upon. The Company’s management has determined that the impact of the adjustment to its deferred tax valuation allowance on its quarterly financial statements for fiscal years ended January 31, 2004 and 2005 was not material. The remainder of the report as originally filed remains unchanged except as amended in this Form 8-K/A.

Item 4.02 Non-Reliance on Previously Issued Financial Statement or a Related Audit Report of Completed Interim Review.

On May 3, 2006, the management of Samsonite Corporation (“Samsonite” or the “Company”) concluded that the Company’s deferred tax asset valuation allowance balance at January 31, 2003 and subsequent dates was understated by approximately $6 million. Accordingly, management has determined that the financial statements for the years ended January 31, 2003, 2004, and 2005, should not be relied upon. The error was identified during the Company’s closing process for the fiscal year ended January 31, 2006 and resulted from the incorrect use of deferred tax liabilities associated with indefinite lived intangible assets to reduce the valuation allowance for deferred tax assets. The error has no impact on previously reported operating income or cash flow from operations. The Company’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended January 31, 2006, restate its previously presented annual and quarterly financial statements to increase the accumulated deficit at January 31, 2003 by $5.7 million and to increase deferred tax expense and increase net loss to common stockholders by approximately $0.8 million in fiscal 2004 and $0.7 million in fiscal 2005 with increases in its deferred tax asset valuation allowance and accumulated deficit of approximately $6.5 million and $7.2 million at January 31, 2004 and 2005, respectively. The Company’s management and the Audit Committee have discussed these matters with the Company’s independent registered public accounting firm, KPMG LLP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 16, 2006	SAMSONITE CORPORATION

	By:	/s/ RICHARD H. WILEY
Name: Richard H. Wiley
	Title:	Chief Financial Officer, Treasurer and
Secretary